Exhibit 99.2

DICK’S Sporting Goods, Inc
Comparable Sales Revisions
Fiscal 2023	As Reported	As Revised

Quarter ended April 29, 2023	3.4%	3.6%

Quarter ended July 29, 2023	1.8%	2.0%
26 weeks ended July 29, 2023	2.6%	2.7%

Quarter ended October 28, 2023	1.7%	1.9%
39 weeks ended October 28, 2023	2.3%	2.5%

Quarter ended February 3, 2024	2.8%	2.9%
Year ended February 3, 2024	2.4%	2.6%